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                                                             Exhibit 99(a)(2)(d)

FOR MORE INFORMATION:
Angeline Cook
Med Diversified
904-543-1066
acook@e-medsoft.com

          MED DIVERSIFIED ANNOUNCES COMPLETION OF ITS CASH TENDER OFFER
               FOR TENDER LOVING CARE HEALTH CARE SERVICES, INC.

   -- COMPLETION CONFIRMS EMERGING PRESENCE IN HOME HEALTHCARE MARKETPLACE --

ANDOVER, MASS. AND LAKE SUCCESS, N.Y.--NOVEMBER 28, 2001-- Further demonstrating its ability to execute on plan and confirming its market leadership position, e-MedSoft.com, doing business as Med Diversified ("Med Diversified") (AMEX: MED) today announced expansion of its flagship alternate site and homecare business by successfully completing its cash tender offer for all of the outstanding shares of Tender Loving Care Health Care Services, Inc. ("TLCS") (OTC BB: TLCS). The tender offer expired at Midnight, New York City time, on Tuesday, November 27, 2001. When completed, the combination will mean $500 million in annual revenues under management and over 18,000 employees for the rapidly growing health care service provider.

A leading provider of alternate site skilled nursing, TLCS, and its core capabilities provide powerful value-added services to the Med Diversified healthcare management, homecare, pharmacy and skilled nursing organization. The merger will reinforce the Company's leadership in the alternate site and home health care sector and creates opportunities for innovative collaboration and increased operational efficiencies.

"This is a decisive move to further accelerate our previously outlined growth strategy while maintaining our competitive position and momentum in the marketplace," said Frank P. Magliochetti, Jr., chairman and CEO of Med Diversified. "In addition to the clear strategic benefits of combining our highly complementary organizations, we can create substantial shareholder value through significant cost structure improvements and access to new growth opportunities. Together we will shape the home health care industry for years to come."

Stephen Savitsky, chief executive officer of TLCS, commented, "With the combined entity of Med Diversified and TLCS, we anxiously anticipate tremendous growth for both businesses, particularly under the seasoned management of the Med Diversified team complemented by the long-standing industry leadership experience of TLCS."

Med Diversified, through its wholly owned subsidiary, TLC Acquisition Corporation, has accepted for purchase all shares validly tendered in the tender offer at the price of $1.00 per share in cash. Payments for accepted shares will be made promptly through The Bank of New York, the depositary for the offer. Based on information provided by The Bank of New York, TLC Acquisition Corporation acquired approximately 10,325,263 shares of TLCS common stock during the tender offer (including approximately 95,900 shares tendered by guaranteed delivery), or approximately 87.3% of the outstanding shares as of November 27, 2001.


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MED DIVERSIFIED ANNOUNCES COMPLETION OF ITS CASH TENDER--PAGE 2 OF 2

As previously announced, because TLC Acquisition Corporation has acquired more than 75%, but less than 90%, of TLCS' outstanding shares, under its Merger Agreement and Stock Option Agreement with TLCS, TLC Acquisition Corporation has the option to acquire from TLCS that number of shares (at $1.00 per share) which will, when added to the shares previously acquired, give it 90% of the total outstanding shares of TLCS. TLC Acquisition Corporation intends to exercise this option as soon as practicable. Also as previously announced, a 90% level of ownership will allow TLC Acquisition Corporation to effect a "short- form" merger under Delaware law without action by any other stockholder. On the consummation of the merger, each remaining share of TLCS' stock will be converted into the right to receive $1.00 in cash and TLCS will become a wholly owned indirect subsidiary of Med Diversified. TLCS stockholders who did not tender in the tender offer will be mailed information about the merger.

Based in Lake Success, N.Y., TLCS will become a wholly owned subsidiary of Med Diversified, and will continue to be led by the current TLCS management team from its Lake Success headquarters.

ABOUT MED DIVERSIFIED

Med Diversified is leading a worldwide transition in the medical industry. Through the efficient use of its technologies and strong management team, Med Diversified operates a series of companies in various sub-industries within health care including pharmacy, home infusion, multi-media, management, clinical respiratory services, home medical equipment, home health services and other functions. For more information, see HTTP://WWW.E-MEDSOFT.COM.

ABOUT TLCS

Tender Loving Care(R)Health Care Services, Inc. is a national provider of home health care services with 87 locations in 22 states and the District of Columbia. TLCS' web address is HTTP://WWW.TLCATHOME.COM.

FORWARD-LOOKING INFORMATION

STATEMENTS IN THIS NEWS RELEASE THAT RELATE TO MANAGEMENT'S EXPECTATIONS, INTENTIONS OR BELIEFS CONCERNING FUTURE PLANS, EXPECTATIONS, EVENTS AND PERFORMANCE ARE "FORWARD LOOKING" WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. THESE FORWARD-LOOKING STATEMENTS INCLUDE ASSUMPTIONS, BELIEFS AND OPINIONS RELATING TO MED DIVERSIFIED'S AND TLCS'S BUSINESSES AND GROWTH STRATEGIES BASED UPON MANAGEMENT'S INTERPRETATION AND ANALYSIS OF ITS OWN CONTRACTUAL AND LEGAL RIGHTS, MANAGEMENT'S ABILITY TO SATISFY INDUSTRY AND CONSUMER NEEDS WITH ITS TECHNOLOGIES, HEALTH-CARE INDUSTRY TRENDS, AND MANAGEMENT'S ABILITY TO SUCCESSFULLY DEVELOP, IMPLEMENT, MARKET AND/OR SELL ITS NETWORK TRANSACTION PROCESSING SERVICES, SOFTWARE PROGRAMS, CLINICAL AND FINANCIAL TRANSACTION SERVICES, AND E-COMMERCE SYSTEMS TO ITS CLIENTELE. THE FORWARD-LOOKING STATEMENTS HAVE BEEN MADE BASED UPON REPRESENTATIONS MADE REGARDING ACQUISITIONS BY MED DIVERSIFIED, AVAILABLE DUE DILIGENCE AND ANALYSIS OF THOSE ACQUISITIONS THAT HAS BEEN PERFORMED BY MED DIVERSIFIED OVER THE PAST SIX MONTHS, AND THE RESULTING ANALYSIS OF MED DIVERSIFIED'S AND TLCS'S PROSPECTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THAT INDICATED IN OUR DUE DILIGENCE. MANAGEMENT'S FORWARD-LOOKING STATEMENTS FURTHER ASSUME THAT MED DIVERSIFIED AND TLCS WILL BE ABLE TO SUCCESSFULLY DEVELOP AND EXECUTE ON THEIR STRATEGIC RELATIONSHIPS.

MANY KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS, INCLUDING GENERAL ECONOMIC CONDITIONS AND RISK FACTORS DETAILED FROM TIME TO TIME IN NEWS RELEASES AND THE FILINGS OF MED DIVERSIFIED AND TLCS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING TLCS'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 28, 2001, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 2001 AND AS AMENDED BY A FILING ON SEPTEMBER 27, 2001, MAY CAUSE THESE FORWARD-LOOKING STATEMENTS TO BE INCORRECT IN WHOLE OR IN PART. THE INVESTOR SHOULD REVIEW SUCH PUBLIC FILINGS TO GET A COMPREHENSIVE PICTURE AND ANALYSIS OF ALL CONDITIONS AND CIRCUMSTANCES. MED DIVERSIFIED AND TLCS EXPRESSLY DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS OR EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS DUE TO A VARIETY OF FACTORS SET OUT ABOVE, INCLUDING, WITHOUT LIMITATION, INTEGRATION OF BUSINESS AND MANAGEMENT ASSOCIATED WITH MED DIVERSIFIED'S AND TLCS'S BUSINESS RELATIONSHIPS AND ACQUISITIONS, ACCEPTANCE BY CUSTOMERS OF MED DIVERSIFIED'S AND TLCS'S PRODUCTS, CHANGING TECHNOLOGY, COMPETITION IN THE HEALTH-CARE MARKET, GOVERNMENT REGULATION OF HEALTH CARE, THE COMPANIES' LIMITED OPERATING HISTORIES, VARIOUS PROBLEMS THAT CAN ARISE IN THE CONTEXT OF A MERGER OF COMPANIES IN THIS MANNER, GENERAL ECONOMIC CONDITIONS, AVAILABILITY OF CAPITAL AND OTHER FACTORS.

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